EXHIBIT 10.1 AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT TO LOAN AGREEMENT (the “Amendment”), dated as of March 9, 2012, is made by and among GTY MD LEASING, INC., a Delaware corporation (“SPE Owner”), GETTY PROPERTIES CORP., a Delaware Corporation (“Getty Properties”), GETTY REALTY CORP., a Maryland corporation (“Company”), and TD BANK, N.A., a national banking association (“Lender”).

RECITALS

Lender, SPE Owner, Getty Properties and Company parties to a certain Loan Agreement, dated as of September 25, 2009 (as amended, modified, supplemented or replaced from time to time, the “Loan Agreement”; capitalized terms defined in the Loan Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment). Borrower has requested that Lender amend certain provisions of the Loan Agreement. Lender has agreed to do so, subject to the other terms of this Amendment. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein.

2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) The following definitions in the Schedule of Defined Terms to the Loan Agreement are and amended to read as follows:

“Company Credit Agreement - The $175,000,000 Amended and Restated Credit Agreement, dated as of March 9, 2012, by and between Company, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, as the same may be amended, modified, supplemented or replaced from time to time.”

“Permitted Investments” means:

(a) owning, leasing and operating gasoline station or convenience store properties, and related petroleum distribution terminals, and other retail real property and other related business activities, including the creation or acquisition of any interest in any Subsidiary (or entity that following such creation or acquisition would be a Subsidiary), for the purpose of owning, leasing and operating gasoline station or convenience store properties, and related petroleum distribution terminals, and other retail real property, and other related business activities; and

(b) providing purchase money mortgages or other financing to Persons in connection with the sale of a Property.

“Term Loan Maturity Date - March 31, 2013.

(b) Section 3.3 of the Loan Agreement providing for the conversion of the Term Loan into the Secured Loan is deleted.

(c) Section 6.5.b of the Loan Agreement is amended to add the parenthetical “(and/or cause its Tenants to maintain)” immediately following the word “maintain” in the first line of such Section.

(d) Section 7.1 the Loan Agreement is amended to read as follows:

“7.1. Financial Covenants of Company. Company shall not:

(a) Loan-to-Value Ratio. Permit, at any time, the Loan-to-Value Ratio to be greater than 70%.

(b) Liquid Assets. Permit, at any time, the sum of (i) the aggregate amount of Unrestricted Cash and Cash Equivalents owned by Company and (ii) the aggregate amount of Unused Commitments, to be less than $30,000,000.

(c) Fixed Charge Coverage Ratio. Permit, at the last day of any fiscal quarter, the Fixed Charge Coverage Ratio to be less than 1.00:1.00.

(d) Minimum EBITDA. Permit, at the last day of any fiscal quarter, annualized EBITDA to be less than $25,000,000; provided, however, EBITDA, for the purposes of this Section 7.1(d) only, shall allow for the add-back of (x) up to $6,500,000 in real estate taxes actually paid by Company or its Subsidiaries with respect to the GPMI Properties during the first calendar quarter of 2012 and (y) up to $5,000,000 in real estate taxes actually paid by Company or its Subsidiaries with respect to the GPMI Properties during any subsequent calendar quarter during the term of the Term Loan.

For purposes of calculating compliance with this Section 7.1, and notwithstanding how any terms may have been defined elsewhere in this Agreement, all of the foregoing tests shall be measured on a consolidated basis for Company and its Subsidiaries and terms defined in the Company Credit Agreement as in effect on March 9, 2012 shall have the same defined meanings when such terms are used in this Section 7.1.”

(d) Section 7.5(c) of the Loan Agreement is amended to add the parenthetical “(other than the GPMI Properties (as defined in the Company Credit Agreement) which may be sold and/or leased by Company and its Subsidiaries)” immediately after the words “property, business or assets”.

(e) Clause (i) of Section 7.6 of the Loan Agreement is amended to read as follows:

“i. during any fiscal year of Company, Company may make Restricted Payments in cash provided that: (a) Unrestricted Cash and Cash Equivalents shall not be less than $7,500,000 following the making of the Restricted Payment, (b) not less than $17,000,000 of pro forma Gross Revenue (as defined in the Company Credit Agreement) (based on interest income from mortgages and notes receivable and rent from Leases in effect as of the date of determination that are not subject to any material litigation) for the three (3) months immediately preceding the date on which such Restricted Payment is declared, (c) the aggregate amount of any such cash dividend issued between the March 9, 2012 and the Term Loan Maturity Date shall not exceed $1 per share and (d) no Default or Event of Default shall exist as of the date that such Restricted Payment is declared or made; and”

(f) Section 7.7 of the Loan Agreement is amended to replace the proviso at the end of such Section with the following:

“provided that the aggregate amount of all Permitted Investments described in clause (b) of the definition thereof of Company and its Subsidiaries shall not exceed $25,000,000.00 (excluding any such Permitted Investments existing on March 9, 2012)”

(g) Section 7.12 of the Loan Agreement is deleted.

(h) Section 8.01(n) of the Loan Agreement is amended to replace the clause “$2,500,000, in any fiscal year of the Company, or $5,000,000 in the aggregate” with “$15,000,000 in the aggregate” and Schedule 8.1 attached to the Loan Agreement is replaced with the Schedule 8.1 attached to this Amendment.

(i) Borrower acknowledges and agrees that a Recording Event has occurred and agrees that all of the conditions set forth in Section 3.1 of the Loan Agreement shall be satisfied not later than September 30, 2012. Borrower further agrees that in consideration of Lender’s agreement to extend the Term Loan Maturity Date and otherwise agree to the terms of this Amendment, if ratio of the unpaid principal balance of the Term Loan to the appraised value of the Mortgage Properties, as set forth in appraisals ordered and approved by Lender (the “Loan-to-Value Ratio”), exceeds 70%, and Lender gives written notice thereof to Borrower, Borrower shall, not later than September 30, 2012 (or if such notice is not given prior to August 31, 2012, within 30 days after such notice is given) (1) add such additional Qualified Real Estate Assets (as defined in the Company Credit Agreement) as additional security for the Term Loan as may be necessary to bring the Loan-to-Value Ratio below 70%, and (2) satisfy the conditions set forth in Section 3.1 of the Loan Agreement with respect to such additional security; provided, however, if Borrower is unable, despite good-faith diligent efforts, to obtain all materials required hereunder to satisfy such conditions of Section 3.1 of the Loan Agreement with respect to such Qualified Real Estate Assets (including, without limitations, appraisals and environmental reports), then Borrower shall have an additional 30 days to accomplish same, provided that Borrower is diligently pursuing any materials not yet received.

(j) Except as specifically modified by this Amendment, the terms and provisions of the Loan Agreement and the Pledge Agreement are ratified and confirmed by each party hereto and remain in full force and effect.

(k) Borrower and Lender agree that each reference in the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended hereby.

3. Consent to Company Credit Agreement. Notwithstanding anything in the Loan Agreement or other Loan Documents to the contrary, Lender hereby consents to the execution, delivery and performance of the Company Credit Agreement and each of the other “Loan Documents” (as defined in the Company Credit Agreement) and acknowledges and agrees that execution, delivery and performance of the Company Credit Agreement and such other Loan Documents, including, without limitation, the incurrence of any Indebtedness thereunder, the granting of any Lien on any property or asset of Company and its Subsidiaries (excluding the Mortgage Properties or any direct interest in SPE Owner) or the guaranteeing of all or any part of the “Obligations” (as defined in the Company Credit Agreement) by any Subsidiary of Company (other than SPE Owner), in each case whether or not the same was considered to be in the ordinary course of business of Company or on fair and reasonable terms no less favorable than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, or the exercise of any remedy by the “Administrative Agent” (as defined in the Company Credit Agreement) or the “Lenders” (as defined in the Company Credit Agreement) thereunder, shall not constitute a Default or Event of Default under the Loan Agreement or other Loan Documents or permit Lender to exercise any right or remedy under the Loan Agreement or other Loan Documents.

4. Amendment Only; No Novation; Modification of Loan Documents. Borrower acknowledges and agrees that this Amendment only amends the terms of the Loan Agreement and does not constitute a novation, and Borrower ratifies and confirms the terms and provisions of, and its obligations under, the Loan Agreement and the other Loan Documents in all respects. Borrower acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terms of this Amendment shall control.

5. No Further Amendments. Nothing in this Amendment or any prior amendment to the Loan Documents shall require Lender to grant any further amendments to the terms of the Loan Documents. Borrower acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

6. Representations and Warranties. Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its Board of directors. When executed and delivered, the Loan Documents as hereby amended will be binding obligations of Borrower, enforceable in accordance with their terms and will not violate any provisions of law or conflict with, result in a breach of or constitute a default under the organizational documents, including articles of incorporation and bylaws of Borrower or, except for any such conflict, breach or default that, individually or in the aggregate, could not reasonably be expect to result in a Material Adverse Effect, under any other agreement to which Borrower is a party. All representations and warranties made by Borrower in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except that

(i)	any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to Lender in accordance with the provisions of the Loan Documents,

(ii)	the representation and warranty in Section 5.4(b) of the Loan Agreement shall be remade with the “December 31, 2008” date replaced with “December 31, 2011”, and with the phrase “, except as disclosed in any public filings,” added after “December 31, 2011”,

(iii)	the representation and warranty at Section 5.8(b) regarding the Public Utility Holding Company Act of 1935 shall not be remade, and

(iv)	the representation and warranty at Section 5.13 shall be remade after adding the words, “Except to the extent that Company and its Subsidiaries are relying on their tenants as to primary coverage in accordance with each such tenant’s lease,” at the beginning of such representation and warranty.

7. Fees and Expenses. Borrower agrees to pay to Lender, on the date hereof, an extension fee of 0.125% of the Term Loan balance outstanding on the date hereof. Borrower also agrees to pay all costs and expenses of Lender incurred in connection herewith, including, without limitation, attorneys fees.

8. Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Governing Law. This Amendment shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Maryland.

9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

GTY MD LEASING, INC.,
a Delaware corporation

By:	(SEAL)

Name:

Title:

GETTY PROPERTIES CORP., a
Delaware corporation

By:	(SEAL)

Name:

Title:

GETTY REALTY CORP., a
Maryland corporation

By:	(SEAL)

Name:

Title:

TD BANK, N.A.

By:	(SEAL)

Name:

Title:

Signature Page to Amendment to Loan Agreement